Exhibit 99.1

Garmin Reports EPS Growth in Fourth Quarter 2013 with Strong Margin Performance; Proposes Dividend Increase; Announces CFO Transition

Schaffhausen, Switzerland / February 19, 2014/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fiscal year and quarter ended December 28, 2013.

Highlights in the quarter include:

•	Total revenue of $760 million in fourth quarter 2013 with non-automotive/mobile segments of outdoor, fitness, aviation and marine delivering 50% of total revenues and growing 14% over the year ago quarter
•	Operating margin of 23% with 69% of operating profit from outdoor, fitness, aviation and marine
•	Introduced new watches across a range of categories including the tactix, designed with law enforcement and special operations in mind; the D2™, designed for aviators; and the Approach® S4, a feature-rich golf watch
•	Announced a series of new marine products for 2014 led by DownVü and SideVü scanning sonar, an important feature for the fishing market
•	Generated $135 million of free cash flow in fourth quarter 2013

Highlights for the fiscal year include:

•	Total revenue of $2,632 million in 2013 with outdoor, fitness, aviation and marine growing a combined 9% over 2012
•	Operating margin stable at 22% partially driven by a decline in operating expenses
•	Entered new markets and expanded offering within existing markets allowing for a continued diversification of revenue and profitability sources
•	Generated $574 million of free cash flow in 2013

(in thousands,	13-Weeks Ended			52-Weeks Ended
except per share data)	Dec 28,	Dec 29,	Yr over Yr	Dec 28,	Dec 29,	Yr over Yr
	2013	2012	Change	2013	2012	Change
Net sales	$759,694	$768,548	-1%	$2,631,851	$2,715,675	-3%
Automotive/Mobile	382,504	436,654	-12%	1,302,314	1,492,440	-13%
Outdoor	126,617	118,517	7%	410,989	401,747	2%
Aviation	87,367	69,888	25%	339,337	291,564	16%
Fitness	118,623	103,973	14%	356,283	321,788	11%
Marine	44,583	39,516	13%	222,928	208,136	7%

Gross profit %	52%	49%		53%	53%

Operating profit %	23%	19%		22%	22%

Pro forma diluted EPS (1)	$0.76	$0.68	12%	$2.62	$2.85	-8%

Note: YTD 2012 results include one-time royalty fee benefit of $21 million recorded in second quarter 2012 impacting gross margin.

(1)	See attached table for reconciliation of GAAP EPS to pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“With strong fourth quarter revenue growth in outdoor, fitness, aviation and marine, we generated record annual sales in those segments,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “In the fourth quarter, we also achieved operating income growth in all five segments. This success serves as a solid starting point for 2014 and highlights the strength of our diversified product portfolio. We are excited about the future and the numerous new categories Garmin will serve.”

Outdoor:

The outdoor segment posted revenue growth of 7% in the quarter generating revenue of over $410 million for the full year. Gross and operating margins within the segment remained strong at 62% and 38%, respectively, in the quarter. We have recently updated our golf offerings with the fourth quarter launch of the Approach S4 and the recent announcement of the Approach G7 and G8. These devices offer advanced features that we believe further differentiate our products and will allow us to expand our market share lead in the golf category. These products, along with the VIRB™ series of action cameras and further penetration in the sport dog and pet market, are expected to drive growth in 2014.

Fitness:

The fitness segment posted revenue growth of 14% in the quarter driven by our full portfolio of products. New launches, including the Forerunner® 220 and 620, the Vector power meter and the Edge® Touring device, were strong contributors in the holiday quarter. Both gross and operating margins improved in the quarter as product mix shifted to new products. At CES (Consumer Electronics Show) in January, we announced a new product category with our vívofit™ and vívokí™. The vívofit is a fitness band for the consumer market which differentiates from competitors by providing personalized daily goals, connectivity to the newly overhauled Garmin Connect™, an LCD display and industry-leading battery life of one year. Vívokí is a lower priced alternative for the corporate wellness market which has been underserved to date. With these exciting products and our strong cycling and running line-up, we enter 2014 with an expectation for continued growth.

Aviation:

The aviation segment posted revenue growth of 25% in the quarter as both OEM and aftermarket contributed to revenue improvement. For the full year, the aviation segment delivered $339 million of revenue which exceeded our pre-recession record revenue of $323 million posted in 2008. The gross and operating margins in aviation were strong at 74% and 26%, respectively. During the quarter, we were pleased to support LearJet and Cessna in final certification of the G5000 integrated flight deck, as well as the G3000 with Cessna. We continue to invest in upcoming certifications with numerous OEM partners, while also developing new products and technologies which will allow for long-term market share gains across numerous aviation categories.

Marine:

The marine segment posted revenue growth of 13% in the quarter with strong demand for many of our products including autopilot solutions, chartplotters, and radars. Gross margins improved both sequentially and year-over-year to 53% in the quarter with product mix shifting toward new products with higher margin profiles. In the quarter, we announced the 2014 availability of DownVü and SideVü scanning sonar, which delivers high-resolution images of what’s below and beside the boat. This technology will be integrated into both existing Garmin products via a software update, as well as new offerings. We are now experiencing revenue and profitability improvement as a result of our significant investment in recent years and expect both metrics to continue to improve in 2014 as we continue to focus on innovation, while closely managing costs and efficiency.

Auto/Mobile:

The automotive/mobile segment posted a revenue decline of 12% as PND sales continued to decline as forecasted. Gross and operating margins in the quarter were 40% and 14%, respectively, representing an improvement over the prior year. We continue to innovate in the segment as evidenced by the new product introductions at CES where we launched the Dash Cam™ and nüvi® models with larger screens and integrated back-up cameras. We also introduced an interactive head-up display for the OEM market. These innovations allow us to capture niche opportunities and continue to expand our global market share in the profitable PND industry.

Additional Financial Information:

Total operating expenses in the quarter were $222 million, a 1% decrease from the prior year. Decreased spending in advertising was driven primarily by reduced media spending and lower cooperative advertising, which is directly related to sales. This was offset by growing research and development investment in each of our segments excluding marine, which declined slightly. We continue to invest in research and development to foster both near-term and long-term revenue growth opportunities.

The effective tax rate in fourth quarter 2013 was 20.0% compared to 16.5% in the prior year due to changes in income mix by tax jurisdiction, as well as reduced tax incentives in Taiwan.

In the fourth quarter, we generated $135 million of free cash flow which continues to fund our quarterly dividend of approximately $88 million and our share repurchase activity which totaled $31 million in the current quarter. We have $241 million remaining in the share repurchase program authorized through December 31, 2014. We ended the quarter with cash and marketable securities of over $2.8 billion.

2014 Guidance:

2014 Guidance
Revenue	$2.6 - $2.7 B
Gross Margin	54 – 55%
Operating Income	$530 - $565 M
Operating Margin	~21%
Tax Rate	17%
EPS (Pro Forma)	$2.50 - $2.60

We expect 2014 revenue of $2.6 - $2.7 billion as growth in the outdoor, fitness, marine and aviation segments largely offset ongoing declines in the PND market. We anticipate gross margins will improve to 54-55% as segment mix continues to shift toward higher margin segments. Operating margins are forecasted to decline slightly to 21% due to ongoing research and development investment. This results in a currently forecasted 2014 EPS range of $2.50 - $2.60. (This EPS range assumes a full-year EUR/USD currency exchange rate of 1.35.)

Dividend Recommendation:

The Board intends to recommend to the shareholders for approval at the annual meeting to be held on June 6, 2014 a cash dividend in the amount of $1.92 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the Board. The Board currently anticipates the scheduling of the dividend in four installments as follows:

Dividend Date	Record Date	$s per share
June 30, 2014	June 17, 2014	$0.48
September 30, 2014	September 15, 2014	$0.48
December 31, 2014	December 15, 2014	$0.48
March 31, 2015	March 16, 2015	$0.48

The Garmin Ltd. board of directors has established March 31, 2014 as the payment date for the next dividend installment of $0.45 per share with a record date of March 17, 2014, per the approval previously provided at the 2013 annual shareholders’ meeting. At the 2013 annual meeting Garmin shareholders, in accordance with Swiss corporate law, approved a cash dividend in the total amount of $1.80 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs), payable in four equal installments on dates to be determined by the board in its discretion. The first, second and third payments were made on June 28, 2013, September 30, 2013, and December 31, 2013, respectively.

Chief Financial Officer Transition:

Kevin Rauckman, chief financial officer (CFO) and treasurer, has made a personal decision to change the cadence of his professional career and will leave Garmin within the next year. Rauckman has been with Garmin for 15 years and has served as CFO and treasurer since the company went public in 2000. The Company will initiate a search for a new CFO; however, the exact date of Rauckman’s departure will depend on the timing of finding a successor. “Kevin has made significant and lasting contributions to Garmin, playing a crucial role in the development of the company over the past 15 years. Kevin is highly respected both inside and outside of the organization and we will deeply miss him as he closes this chapter in his professional career,” said president and CEO, Cliff Pemble.

“My tenure at Garmin has been extremely rewarding, and I have enjoyed working with so many dedicated and talented colleagues,” Rauckman said. “I intend to support Garmin during this period of transition then look forward to pursuing other life goals thereafter.”

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When: Wednesday, February 19, 2014 at 10:30 a.m. Eastern

Where: http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

How: Simply log on to the web at the address above or call to listen in at 888-300-2343`

An archive of the live webcast will be available until March 28, 2014 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2014, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2014 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2012 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2012 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, Approach, Forerunner, Edge and nüvi are registered trademarks and D2, VIRB, vívofit, vívokí and Garmin Connect are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	Dec 28,	Dec 29,	Dec 28,	Dec 29,
	2013	2012	2013	2012
Net sales	$759,694	$768,548	$2,631,851	$2,715,675

Cost of goods sold	365,057	394,694	1,224,551	1,277,195

Gross profit	394,637	373,854	1,407,300	1,438,480

Advertising expense	34,922	46,806	112,905	138,757
Selling, general and administrative expense	94,671	94,026	355,440	369,790
Research and development expense	92,573	83,263	364,923	325,773
Total operating expense	222,166	224,095	833,268	834,320

Operating income	172,471	149,759	574,032	604,160

Other income (expense):
Interest income	9,759	8,830	35,271	35,108
Foreign currency gains (losses)	17,258	(3,898)	35,538	(20,022)
Other	5,051	219	8,717	5,282
Total other income (expense)	32,068	5,151	79,526	20,368

Income before income taxes	204,539	154,910	653,558	624,528

Income tax provision	40,954	25,616	41,146	82,125

Net income	$163,585	$129,294	$612,412	$542,403

Net income per share:
Basic	$0.84	$0.66	$3.13	$2.78
Diluted	$0.83	$0.66	$3.12	$2.76

Weighted average common
shares outstanding:
Basic	195,181	195,101	195,411	194,909
Diluted	196,338	196,275	196,339	196,213

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	Dec 28,	Dec 29,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,179,149	$1,231,180
Marketable securities	149,862	153,083
Accounts receivable, net	564,586	603,673
Inventories, net	382,226	389,931
Deferred income taxes	69,823	68,785
Deferred costs	57,368	53,948
Loan receivable	137,379	–
Prepaid expenses and other current assets	55,243	35,520
Total current assets	2,595,636	2,536,120

Property and equipment, net	414,848	409,751

Marketable securities	1,502,106	1,488,312
Restricted cash	249	836
Noncurrent deferred income tax	88,324	93,920
Noncurrent deferred costs	41,157	42,359
Other intangible assets, net	219,494	232,597
Other assets	17,789	15,229
Total assets	$4,879,603	$4,819,124

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$146,582	$131,263
Salaries and benefits payable	59,794	55,969
Accrued warranty costs	26,767	37,301
Accrued sales program costs	50,903	57,080
Deferred revenue	256,908	252,375
Accrued royalty costs	64,538	71,745
Accrued advertising expense	19,448	25,192
Other accrued expenses	65,657	69,806
Deferred income taxes	989	332
Income taxes payable	38,043	32,031
Dividend payable	175,675	175,932
Total current liabilities	905,304	909,026

Deferred income taxes	1,758	2,467
Non-current income taxes	140,933	181,754
Non-current deferred revenue	171,012	193,047
Other liabilities	890	1,034

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued;
195,150,102 shares outstanding at December 28, 2013
and 195,591,854 shares outstanding at December 29, 2012	1,797,435	1,797,435
Additional paid-in capital	79,263	72,462
Treasury stock	(120,620)	(81,280)
Retained earnings	1,865,587	1,604,625
Accumulated other comprehensive income	38,041	138,554
Total stockholders' equity	3,659,706	3,531,796
Total liabilities and stockholders' equity	$4,879,603	$4,819,124

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	52-Weeks Ended
	Dec 28,	Dec 29,
	2013	2012
Operating Activities:
Net income	$612,412	$542,403
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	48,476	52,632
Amortization	30,328	37,835
Gain on sale of property and equipment	(724)	(367)
Provision for doubtful accounts	1,553	2,947
Deferred income taxes	7,931	(32,080)
Unrealized foreign currency (gains)/losses	(40,120)	40,042
Provision for obsolete and slow moving inventories	20,891	11,003
Stock compensation expense	22,592	29,274
Realized gains on marketable securities	(5,877)	(2,980)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	38,589	10,808
Inventories	(17,593)	3,997
Other current and non-current assets	(22,013)	39,717
Accounts payable	18,043	(38,929)
Other current and non-current liabilities	(31,775)	(33,235)
Deferred revenue	(16,150)	67,931
Deferred cost	(2,204)	(15,441)
Income taxes payable	(34,275)	(30,812)
Net cash provided by operating activities	630,084	684,745

Investing activities:
Purchases of property and equipment	(56,083)	(38,445)
Proceeds from sale of property and equipment	885	757
Purchase of intangible assets	(1,122)	(6,783)
Purchase of marketable securities	(909,151)	(1,429,593)
Redemption of marketable securities	833,491	985,598
Advances under loan receivable commitment	(137,369)	–
Change in restricted cash	587	(65)
Acquisitions, net of cash acquired	(5,680)	(7,697)
Net cash used in investing activities	(274,442)	(496,228)

Financing activities:
Dividends paid	(351,707)	(253,386)
Purchase of treasury stock under share repurchase plan	(58,422)	–
Purchase of treasury stock related to equity awards	(24,063)	(18,745)
Proceeds from issuance of treasury stock related to equity awards	22,770	22,798
Tax benefit from issuance of equity awards	4,584	(516)
Net cash used in financing activities	(406,838)	(249,849)

Effect of exchange rate changes on cash and cash equivalents	(835)	5,352

Net decrease in cash and cash equivalents	(52,031)	(55,980)
Cash and cash equivalents at beginning of period	1,231,180	1,287,160
Cash and cash equivalents at end of period	$1,179,149	$1,231,180

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended Dec 28, 2013

Net sales	$126,617	$118,623	$44,583	$382,504	$87,367	$759,694
Gross profit	$78,196	$73,557	$23,542	$154,734	$64,608	$394,637
Operating income	$48,659	$44,224	$2,404	$54,193	$22,991	$172,471

13-Weeks Ended Dec 29, 2012

Net sales	$118,517	$103,973	$39,516	$436,654	$69,888	$768,548
Gross profit	$73,990	$62,570	$19,995	$166,153	$51,146	$373,854
Operating income/(loss)	$46,579	$35,791	($1,583)	$50,557	$18,415	$149,759

52-Weeks Ended Dec 28, 2013

Net sales	$410,989	$356,283	$222,928	$1,302,314	$339,337	$2,631,851
Gross profit	$262,529	$222,925	$115,091	$565,083	241,672	$1,407,300
Operating income	$159,197	$120,250	$18,493	$188,517	$87,575	$574,032

52-Weeks Ended Dec 29, 2012

Net sales	$401,747	$321,788	$208,136	$1,492,440	$291,564	$2,715,675
Gross profit	$260,564	$204,615	$125,201	$642,913	$205,187	$1,438,480
Operating income	$164,611	$111,807	$34,000	$220,766	$72,976	$604,160

Garmin Ltd. And Subsidiaries
Revenue by Geography (Unaudited)

	13-Weeks Ended			52-Weeks Ended
	Dec 28,	Dec 29,	Yr over Yr	Dec 28,	Dec 29,	Yr over Yr
	2013	2012	Change	2013	2012	Change
Net sales	$759,694	$768,548	-1%	$2,631,851	$2,715,675	-3%
Americas	430,099	445,167	-3%	1,432,895	1,513,457	-5%
EMEA	263,063	252,664	4%	955,900	945,336	1%
APAC	66,532	70,717	-6%	243,056	256,882	-5%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non-U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material reserve releases related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The release of other uncertain tax position reserves, amounting to approximately $11 million in the 2013 periods and $13 million in the 2012 periods, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	Dec 28,	Dec 29,	Dec 28,	Dec 29,
	2013	2012	2013	2012

Net Income (GAAP)	$163,585	$129,294	$612,412	$542,403
Foreign currency (gain) / loss, net of tax effects	$(13,802)	$3,254	$(29,564)	$17,389
Income tax benefit due to completion of tax audits
and/or expiration of statutes	–	–	$(68,716)	–
Net income (Pro Forma)	$149,783	$132,548	$514,132	$559,792

Net income per share (GAAP):
Basic	$0.84	$0.66	$3.13	$2.78
Diluted	$0.83	$0.66	$3.12	$2.76

Net income per share (Pro Forma):
Basic	$0.77	$0.68	$2.63	$2.87
Diluted	$0.76	$0.68	$2.62	$2.85

Weighted average common shares outstanding:
Basic	195,181	195,101	195,411	194,909
Diluted	196,338	196,275	196,339	196,213

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		52-weeks Ended
	Dec 28,	Dec 29,	Dec 28,	Dec 29,
	2013	2012	2013	2012

Net cash provided by operating activities	$149,813	$174,711	$630,084	$684,745
Less: purchases of property and equipment	$(14,758)	$(11,564)	$(56,083)	$(38,445)
Free Cash Flow	$135,055	$163,147	$574,001	$646,300